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                        ASSET PURCHASE AND SALE AGREEMENT

                                BETWEEN AND AMONG

                               BIKERS DREAM, INC.,

                             ULTRA ACQUISITION CORP.

                                       AND

                          MULL ACRES INVESTMENTS, INC.









                                January 30, 1997


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                                TABLE OF CONTENTS


ARTICLE I     PURCHASE AND SALE OF ASSETS.....................................1
              Section 1.1       Sale of Assets............................... 1
              Section 1.2       Excluded Liabilities..........................2
              Section 1.3       Purchase Price and Payment....................2

ARTICLE II    CLOSING           ..............................................3
              Section 2.1       Time and Place of Closing.....................3
              Section 2.2       Transfer of Subject Assets....................3
              Section 2.3       Allocation of Purchase Price..................4
              Section 2.4       Sales and Transfer Taxes......................4

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF SELLER........................4
              Section 3.1       Organization and Good Standing................4
              Section 3.2       Licenses and Permits..........................4
              Section 3.3       Authority of Seller; No Breach................4
              Section 3.4       Title.........................................5
              Section 3.5       Absence of Undisclosed Liabilities............5
              Section 3.6       Loss Contracts................................5
              Section 3.7       Accounts Receivable...........................5
              Section 3.8       Real Property.................................6
              Section 3.9       Environmental Matters.........................6
              Section 3.10      Intangible Personal Property..................6
              Section 3.11      Labor and Employment Agreements...............6
              Section 3.12      Employee Benefit Plans; ERISA.................7
              Section 3.13      Material Contracts and Relationships..........7
              Section 3.14      Inventory.....................................7
              Section 3.15      Absence of Certain Business Practices.........7
              Section 3.16      Transactions with Related Parties.............8
              Section 3.17      Compliance with Laws..........................8
              Section 3.18      Litigation....................................8
              Section 3.19      Taxes.........................................8
              Section 3.20      Insurance.....................................9
              Section 3.21      No Powers of Attorney or Suretyships..........9
              Section 3.22      Brokerage Fees................................9
              Section 3.23      Machinery, Equipment and Other Personal
                                Property......................................9
              Section 3.24      Product Warranty and Liability................9
              Section 3.25      Consents and Approvals.......................10
              Section 3.26      Disclosure...................................10


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ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF BUYER........................10
              Section 4.1       Organization.................................10
              Section 4.2       Authority of Buyer...........................10
              Section 4.3       Brokerage Fees...............................11
              Section 4.4       Disclosure...................................11

ARTICLE V     CERTAIN AGREEMENTS AND UNDERSTANDINGS..........................11
              Section 5.1       Agreement Not to Compete.....................11
              Section 5.2       Product Warranty Matters.....................12
              Section 5.3       Employment Agreements........................12
              Section 5.4       Ultra Bikers.................................12

ARTICLE VI    INDEMNIFICATION................................................13
              Section 6.1       Indemnification by Seller....................13
              Section 6.2       Indemnification by Buyer.....................14
              Section 6.3       Claims for Indemnification...................14
              Section 6.4       Defense Claims...............................14
              Section 6.5       Interest.....................................15
              Section 6.6       Manner of Indemnification....................15

ARTICLE VII   MISCELLANEOUS..................................................16
              Section 7.1       Bulk Sales Law...............................16
              Section 7.2       Fees and Expenses............................16
              Section 7.3       Notices......................................16
              Section 7.4       Assignability and Parties in Interest........17
              Section 7.5       Governing Law................................17
              Section 7.6       Counterparts.................................17
              Section 7.7       Complete Agreement...........................17
              Section 7.8       Modifications, Amendments and Waivers........17
              Section 7.9       Limit on Interest............................17
              Section 7.10      Attorneys' Fees and Costs....................17
              Section 7.11      Further Assurances...........................17
              Section 7.12      Contract Interpretation; Construction of
                                Agreement....................................18
              Section 7.13      Arbitration..................................18
              Section 7.14      Certain Definitions..........................18
              Section 7.15      Guarantee....................................20


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                        ASSET PURCHASE AND SALE AGREEMENT

        THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of January 30, 1997 between and among Bikers Dream, Inc., a California corporation ("Bikers Dream"), Ultra Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Bikers Dream ("Buyer"), and Mull Acres Investments, Inc., a California corporation ("Seller").

                                    RECITALS

        WHEREAS, Seller and Bikers Dream previously entered into an operating agreement dated September 13, 1996 (the "Operating Agreement") providing for the establishment of a joint venture known as Ultra Bikers, LLC ("Ultra Bikers"); and

        WHEREAS, pursuant to Section 11.2 of the Operating Agreement and subject to certain conditions Bikers Dream has the right to acquire the motorcycle manufacturing business of Seller; and

        WHEREAS, subject to the remaining terms and provisions of the Operating Agreement, Bikers Dream and Seller wish to amend and restate Section 11.2 of the Operating Agreement as provided in this Agreement; and

        WHEREAS, subject to the terms and conditions of this Agreement, Seller now desires to sell, and Buyer now desires to buy, all of the properties and assets owned or used by Seller relating to or used in connection with the manufacture, distribution and sale of motorcycles and motorcycle parts and accessories by Seller or Ultra Bikers, including any and all businesses conducted through Seller's Ultra Kustom Cycles and Ultra Kustom Parts divisions (the "Business"); and

        WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase said properties and assets of Seller for the consideration specified herein.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

        SECTION 1.1 SALE OF ASSETS. Subject to the provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase, at the Closing, all of the properties and assets owned or used by Seller, directly or indirectly, relating to or used in connection with the Business, of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including, without limitation:

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          (a)  All tangible assets, including without limitation the tangible assets listed in Schedule 1.1(a) (collectively, "Equipment");

          (b)  All inventory (the "Inventory");

          (c) All of the contracts and agreements with customers or suppliers, if any, to which Seller is a party (the "Contracts");

          (d) All goodwill and the right to use the names "Ultra Kustom Cycles," "UKC," "Ultra Kustom Parts," "UKP," or any derivative or variant thereof and any related mark or logo;

          (e) Any accounts and other receivables (the "Accounts Receivable") (Buyer acknowledging Seller's representation that after cancellation of the promissory notes referred to in Sections 1.5(b)(i) and (ii) of the Operating Agreement (the "Ultra Bikers Notes") there will be none);

          (f)  All of Seller's interest in Ultra Bikers (the "Shares");

          (g) An assignment of the lease of the Seller's facilities at 11631 and 11800 (Suites I and J) Sterling Avenue, Riverside, California 92503 (the "Leases");

          (h) All licenses, trade secrets, data, designs, drawings, specifications and other documents, know-how and information and all files, books and records with respect thereto; and

          (i) All books and records, data and other information, in whatever format, whether on paper or computer disk or otherwise, in the possession of Seller relating to 1996.

          The assets, property and business of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter collectively referred to as the "Subject Assets."

          SECTION 1.2 EXCLUDED LIABILITIES. Buyer shall not assume or have any liability with respect to (i) any obligation or liability of Seller, whether absolute, accrued, contingent or otherwise, and whether due or to become due,
(ii) any Losses (defined below) related to the Harley-Davidson Lawsuit (defined below) or (iii) any product warranty claims for product sold by Seller prior to September 13, 1996 (collectively, the "Excluded Liabilities").

          SECTION 1.3 PURCHASE PRICE AND PAYMENT. In consideration of the sale by Seller to Buyer of the Subject Assets, Buyer agrees that at the Closing it will deliver to Seller $3,800,000 (the "Purchase Price"), payable in the form of cash in the amount of $1,100,000 and a senior secured subordinated promissory note (the "Note") in the principal amount of $2,700,000, in the form of Exhibit A hereto (subject to the proviso that repayment of principal and interest is contingent on receipt of the manufacturer's license presently being applied for ("Manufacturer's License"), and subject to setoff as provided in Section 6.6(a)).


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                                   ARTICLE II

                                     CLOSING

     SECTION 2.1   TIME AND PLACE OF CLOSING.

     (a) The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at the offices of Buyer in Santa Ana, California on the date hereof, at 10:00 a.m., or at such other place or earlier or later date or time as may be fixed by mutual agreement of Buyer and Seller (the "Closing Date").

     (b)  At the Closing Buyer shall deliver to Seller:

          (i)  the Note;

          (ii) the Ultra Bikers Notes, marked "cancelled;" and

          (iii) a security agreement executed by Bikers Dream in the form of Exhibit B hereto (the "Security Agreement").

     (c)  At Closing Seller shall deliver or cause to be delivered to Buyer:

          (i)  the Note, countersigned;

          (ii) the Security Agreement, countersigned;

          (iii) a bill of sale in the form of Exhibit C hereto;

          (iv) an assignment of intangibles in the form of Exhibit D hereto;

          (v) a non-competition agreement in the form of Exhibit E hereto executed by Jeffrey Silver;

          (vi) assignments of the Leases; and

          (vii) a Manufacturer's License.

     SECTION 2.2   TRANSFER OF SUBJECT ASSETS.

     (a) At the Closing, Seller shall deliver or cause to be delivered to Buyer such other good and sufficient instruments of transfer as Buyer may reasonably request transferring to Buyer title to all the Subject Assets, and shall take all requisite steps to put Buyer in actual possession and operating control of the Subject Assets. Seller from time to time after the Closing at the request of

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Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets.

     (b) If an attempted assignment of rights or benefits to be assigned to Buyer (the "Rights") would be ineffective without the consent of any other person, and such consent has not been obtained, Seller and Buyer shall use reasonable efforts to obtain, as soon as practicable, such consent, and will cooperate in any reasonable arrangement designed to provide for the assumption by Buyer of the benefits and burdens of any such Rights.

     SECTION 2.3 ALLOCATION OF PURCHASE PRICE. At or prior to the Closing, Buyer and Seller shall mutually agree to an allocation of the purchase price (and all other capitalized costs) among the Subject Assets as set forth in Schedule 2.3. Such allocation shall be made in accordance with the provisions of Section 1060 of the Code, and shall be binding upon Buyer and Seller for all federal and state income tax purposes. Buyer and Seller also each agree to file IRS Form 8594 consistently with the foregoing and in accordance with Section 1060 of the Code.

     SECTION 2.4 SALES AND TRANSFER TAXES. Notwithstanding any other provision of this Agreement, all sales and transfer taxes, fees and duties under applicable law incurred in connection with this Agreement or the Transactions contemplated thereby will be borne and paid by Seller, and Seller shall promptly reimburse Buyer for the payment of any such tax, fee or duty which it is required to make under applicable law.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer that, except as set forth on schedules hereto:

     SECTION 3.1. ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Seller is qualified to do business and is in good standing in the State of California.

     SECTION 3.2 LICENSES AND PERMITS. Schedule 3.2 lists all permits, registrations, licenses, franchises, certifications and other approvals required from federal, state or local authorities in order for Seller to conduct and operate the Business.

     SECTION 3.3 AUTHORITY OF SELLER; NO BREACH.

     (a) Seller has all necessary authority and power to enter into this Agreement and to carry out the Transactions contemplated hereby. The execution, delivery and performance by Seller of this

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Agreement and the consummation by Seller of the Transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller, and no other action on the part of Seller is required in connection therewith. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     (b) The execution, delivery and performance by Seller of this Agreement do not, and the performance by Seller of the transactions contemplated hereby, will not:

          (i) violate any provision of the Articles of Incorporation or by-laws of Seller;

          (ii) violate any laws of the United States, or any state or other jurisdiction applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

          (iii) result in a violation or any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, change any other rights or obligations pursuant to, or conflict with, any material note, contract, lease, license or other agreement or other instrument or obligation to which Seller is a party or by which it or its properties is bound; or

          (iv) result in the creation or imposition of any lien, charge, encumbrance or restriction upon any of the Subject Assets.

     SECTION 3.4 TITLE.

     (a) Seller has good title to the Subject Assets and on the Closing Date will transfer and convey good and valid title to the Subject Assets to Buyer, free and clear of any liens, encumbrances, pledges, security interests, claims or rights of others of any kind or nature whatsoever, except as otherwise created by Buyer.

     (b) Seller is the owner of the Shares free and clear of any liens, restrictions, options or rights in others, encumbrances or other claims, rights or offers of first refusal, or voting agreements; and Seller has full legal right, power and authority to transfer and deliver valid title to the Shares hereunder.

     SECTION 3.5 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities of Seller relating to or arising in connection with the Business or of Ultra Bikers, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

     SECTION 3.6 LOSS CONTRACTS. Seller does not have any Contracts.

     SECTION 3.7 ACCOUNTS RECEIVABLE. Upon cancellation of the Ultra Bikers Notes Seller will have no accounts receivables.

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     SECTION 3.8 REAL PROPERTY. Seller does not own any real property. The
Leases are valid, binding, enforceable and in full force and effect. No default or breach has occurred under the Leases, and no event has occurred which would constitute a breach or default thereunder or would cause the creation of a lien upon any asset of Seller. To the best of Seller's knowledge, all of the buildings, fixtures and other improvements located on the real property leased to Seller (the "Real Property") are in good operating condition and repair, and the operation thereof as presently conducted does not violate any applicable code, zoning ordinance or other applicable law or regulation.

     SECTION 3.9 ENVIRONMENTAL MATTERS.

     (a) Seller has complied and is in compliance with all applicable Environmental Protection Laws. No violation by Seller is being alleged of any applicable Environmental Protection Law relating to any of the properties and assets at which the Business has ever been conducted. Seller has received no notices of alleged violations of Environmental Protection Laws from any governmental agency since January 1, 1996.

     (b) Neither Seller nor, to Seller's knowledge, any other Person has caused or taken any action that will result in any material liability or obligation on the part of Seller or any of its Affiliates, relating to (x) the environmental conditions on, under, or about the Real Property or (y) the past or present use, management or release of any Regulated Substance.

     SECTION 3.10 INTANGIBLE PERSONAL PROPERTY.

     (a) There have been no actions or other judicial or adversary proceedings involving Seller concerning any item of intangible personal property constituting part of the Subject Assets ("Intangible Personal Property"), and, to the knowledge of Seller, no such action or proceeding is threatened and no claim or other demand has been made by any Person relating to any item of Intangible Personal Property.

     (b) Seller has the right and authority to use each item of Intangible Personal Property in connection with the conduct of its businesses in the manner presently conducted and to convey such right and authority, and such use does not conflict with, infringe upon or violate any patent, copyright, trademark or registration of any other person or entity.

     (c) All officers and employees of Seller have assigned to Seller all rights in and to any intellectual property used by Seller in connection with the operations of the Business.

     SECTION 3.11 LABOR AND EMPLOYMENT AGREEMENTS. Seller has not been a party to or bound by any collective bargaining agreement and there have been no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Business. There are no union or collective bargaining labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no union

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or collective bargaining representation petition pending, or to the best knowledge of Seller after due inquiry, threatened with respect to any employee employed in the operation of Business.

     SECTION 3.12 EMPLOYEE BENEFIT PLANS; ERISA. Except as set forth on Schedule 3.12, Seller does not maintain or contribute to (i) any employee pension benefit plan as defined in Section 3(2) of ERISA, (ii) any employee welfare benefit plan as defined in Section 3(a) of ERISA, (iii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance or incentive plan or agreement, (iv) any plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or (v) any employment agreement. Seller has not made contributions to, has never been a member of a controlled group which has contributed to and has never been under common control with an employer that contributed to any multiemployer plan as defined in Section 3(37) of ERISA.

     SECTION 3.13 MATERIAL CONTRACTS AND RELATIONSHIPS.

     (a) Schedule 3.13(a) sets forth a complete and correct list of all agreements to which Seller is a party or by which it is bound that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Business. As used in this Section 3.13, the word "agreement" includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term "Material Contracts" means the agreements of Seller required to be disclosed or Schedule 3.13(a).

     (b) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of Seller except for bankruptcy and similar laws affecting the enforcement of creditors' rights generally. There are no liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

     (c) Seller has maintained and continues to maintain good relations with its customers, and agents of, and suppliers to the Business, and Seller has no reason to believe that such relations will in the foreseeable future deteriorate or suffer any changes adverse to Seller.

     SECTION 3.14 INVENTORY. The Inventory is good and merchantable material, of a quantity and quality saleable in the ordinary course of business of the Business. The quantities of all Inventory are reasonable and justified in the present circumstances.

     SECTION 3.15 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller nor any person acting on Seller's behalf has given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) relating in any way to the

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Business (i) that would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) that would have an adverse effect on the Business.

     SECTION 3.16 TRANSACTIONS WITH RELATED PARTIES. There have been no transactions by Seller with any Related Party and there are no agreements or understandings now in effect between Seller and any Related Party, in either case that relates to or is connected in any way with the Business or its operations, business or prospects. In addition, none of the transactions with any Seller or Related Parties has provided to Seller assets, income, financing or business on a basis significantly more or less favorable than that available from unaffiliated persons.

     SECTION 3.17 COMPLIANCE WITH LAWS. The operation, conduct and ownership of the property or business of the Business are being, and at all times have been, conducted, in all material respects, in full compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances and all judgments and orders of any court, arbitrator or governmental authority applicable to it.

     SECTION 3.18 LITIGATION. Other than the Harley-Davidson Lawsuit, there is no legal, administrative, arbitration or other proceeding, or any governmental investigation, pending or, to the knowledge of Seller, threatened against or otherwise affecting Seller, or any of its assets, and Seller is not aware of any fact that might reasonably be expected to form the basis for any such proceeding or investigation relating in any way to the Business.

     SECTION 3.19 TAXES.

     (a) Seller has timely filed all Tax returns and reports required to have been filed by it for all taxable periods ending on or prior to the date hereof, and has paid all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the date hereof, or otherwise attributable to all periods prior to the date hereof. The Tax returns and reports filed are true and correct in all material respects.

     (b) Seller has not received notice that the IRS or any other taxing authority has asserted against Seller any deficiency or claim for additional Taxes in connection therewith. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to periods which have not been examined by the IRS or any other taxing authority.

     (c) There is no pending or, to the knowledge of Seller, threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes or (ii) a claim for refund made by Seller with respect to Taxes previously paid.

     (d) All amounts that are required to be collected or withheld by Seller, or with respect to Taxes of Seller, have been duly collected or withheld; all such amounts that are required to be remitted to any taxing authority have been duly remitted.

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     (e)  Neither the IRS nor any state, foreign or local taxing authority has examined any income tax return of Seller.

     (f) Seller has not taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of Seller from any taxable period ending on or before the date hereof to any taxable period ending after such date.

     (g) There are no liens for Taxes due and payable upon any Subject Assets and there are no past due Tax deficiencies with respect to periods prior to the Closing Date that could result in the imposition of a lien on the Subject Assets..

     SECTION 3.20 INSURANCE. Schedule 3.20 sets forth a complete and correct list of all insurance policies and of all claims made by Seller on any liability or other insurance policies (or to the extent Seller is self insured that would have been made on such policies) (other than workers' compensation claims) relating to or in connection with the Business. Schedule 3.20 is a complete and correct list of all insurance currently in place (or, to the extent Seller is self-insured, would have been in place and is reserved for or otherwise formally or informally provided for) relating to the Business.

     SECTION 3.21 NO POWERS OF ATTORNEY OR SURETYSHIPS. With respect to the Business, (i) Seller has not granted any general or special powers of attorney and (ii) Seller does not have any obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

     SECTION 3.22 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Seller in respect of this Agreement or the Transactions.

     SECTION 3.23 MACHINERY, EQUIPMENT AND OTHER PERSONAL PROPERTY. Seller owns all of the Equipment used in connection with or relating to the Business. All such Equipment is in good operating condition and sufficient to carry on the business of the Business in the normal course as it is presently conducted and is free from defects, whether patent or latent. The Subject Assets constitute all of the assets used by Seller and/or any and all of its Affiliates in connection with the manufacture, distribution and sale of motorcycles and motorcycle parts.

     SECTION 3.24 PRODUCT WARRANTY AND LIABILITY. Each product of the Business designed, used, manufactured, sold or leased by Seller and all services performed by Seller relating to or in connection with the Business have been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability and there is no basis for any present or future action, suit or proceeding giving rise to any liability, for replacement or repair thereof or other damages in connection therewith. Seller does not have any liability, and there is no basis for any present or future action, suit or proceeding giving rise to any liability, arising out of any injury to persons or property as a result of any products of the Business designed, used, manufactured, sold

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or leased or any services relating to or in connection with the Business. Seller has not received any notice that an action, suit or proceeding has been, or in the future may be, made alleging that products of the Business or services relating to or in connection with the Business are or were defective in any way.

     SECTION 3.25 CONSENTS AND APPROVALS. The execution and delivery of this Agreement by Seller do not, and the performance of the Transactions contemplated by this Agreement by Seller will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority or any other Person, except with respect to the Leases.

     SECTION 3.26 DISCLOSURE. The information provided by Seller in connection with this Agreement, including, without limitation, the schedules hereto, and in any other writing pursuant hereto does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Seller to Buyer pursuant hereto were or will be complete and accurate records of such documents.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller that:

     SECTION 4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted.

     SECTION 4.2 AUTHORITY OF BUYER.

     (a) Buyer has all necessary authority and power to enter into this Agreement and to carry out the Transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

     (b) The execution, delivery and performance by Buyer of this Agreement do not, and the performance by Buyer of the Transactions contemplated hereby will not:

          (i) violate any provision of the Articles of Incorporation or the by-laws of Buyer;

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          (ii) violate any laws of the United States, or any state or other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; or

          (iii) result in a violation or any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, change any other rights or obligations pursuant to, or conflict with, any material note, contract, lease, license or other agreement or other instrument or obligation to which Buyer is a party or by which it or its properties is bound.

          SECTION 4.3 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Buyer in respect of this Agreement or the Transactions.

          SECTION 4.4 DISCLOSURE. The information provided by Buyer in this Agreement and in any other writing furnished pursuant hereto does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Buyer to Seller pursuant hereto were or will be complete and accurate records of such documents.


                                    ARTICLE V

                      CERTAIN AGREEMENTS AND UNDERSTANDINGS


          SECTION 5.1 AGREEMENT NOT TO COMPETE.

          (a) From the Closing Date to and including the fifth anniversary of the Closing Date, Seller hereby agrees that Seller and its Affiliates shall not, directly or indirectly, engage or be interested in any business that competes with, and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, or otherwise engage or invest or participate in, any business that competes with the Business or the manufacture, distribution or sale of motorcycles or motorcycle parts business in any county or any other political subdivision of any state of the United States of America. All of the parties agree that the duration and area for which the covenant not to compete set forth in this Section 5.1 is to be effective are reasonable. In the event that any court determines that the time period or the geographical areas provided for in this Section 5.1, or both of them, are unreasonable and that such covenant is to that extent unenforceable, such covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and for any other country in the world where this covenant is intended to be effective with each of the Officers. Seller and its Affiliates will present to Buyer as a corporate opportunity any business venture in which they might intend to participate during the term set forth in the first sentence of this paragraph that relates to motorcycles, and Buyer shall have 60 days to agree to pursue such opportunity on its own behalf, following which time the Officers shall be free to pursue such opportunity only to the extent it does not otherwise constitute a breach of this Section 5.1.

     (b) The parties agree that damages would be an inadequate remedy for Buyer in the event of a breach or threatened breach of this Agreement and thus, in any such event, Buyer may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting any of Seller or its Affiliates from violating this Agreement.

     SECTION 5.2 PRODUCT WARRANTY MATTERS. After the Closing Date, Buyer shall provide warranty service, in accordance with Seller's normal practice, with respect to all warranties on products of the Business sold by Seller prior to the Closing Date (the "Pre-Closing Warranties"). Seller shall reimburse Buyer for all of Buyer's costs of labor and materials (including overhead allocated to the cost of such labor and materials in accordance with Seller's normal practice) with respect to Buyer's performance in accordance with the Pre-Closing Warranties for products sold prior to September 13, 1996. Buyer may at Buyer's option require an advance payment from Seller in the amount of Buyer's reasonable estimate of such costs and expenses hereunder before commencing any service hereunder.

     SECTION 5.3 EMPLOYMENT AGREEMENTS. Buyer may offer to hire the employees of Seller listed on Schedule 5.3, and Seller covenants that it will not interfere with or otherwise impede Buyer's reasonable efforts to recruit such persons on terms acceptable to Buyer in Buyer's sole discretion.

     SECTION 5.4 ULTRA BIKERS.

     (a) In selling its Shares in Ultra Bikers pursuant to this Agreement, Seller hereby relieves Buyer of any and all obligations Buyer or Bikers Dream may have pursuant to the Ultra Bikers operating agreement, including without limitation any obligation to loan funds to Ultra Bikers, and Buyer shall acquire an undivided interest in all of the assets of Ultra Bikers as of the date hereof. Seller shall at Closing restore to Ultra Bikers such funds as were originally contributed by Bikers Dream to Ultra Bikers for use in manufacturing motorcycles and which were not in fact so used. The 2,500,000 Options defined in the Operating Agreement shall be amended after the Closing to provide that 360,000 of such Options shall be transferred to Kraig Kavanagh and 40,000 of such Options shall be transferred to Maria Ball, and that all such Options shall be deemed immediately vested, with an expiration date of December 31, 1999.

     (b) Bikers Dream shall arrange for the dissolution of Ultra Bikers reasonably promptly after Closing.

                                   ARTICLE VI

                                 INDEMNIFICATION

     SECTION 6.1 INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Buyer and each of its Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns, including Bikers Dream (collectively, the "Affiliated Parties") in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys', accountants' and consultants' fees and other expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) (collectively, "Losses") reasonably incurred by Buyer or its Affiliated Parties, in connection with, or resulting from, each and all of the following:

     (a) Any breach of any representation or warranty made by Seller in this Agreement or pursuant hereto or in any document or instrument delivered by Seller pursuant hereto;

     (b) Any misrepresentation contained in any written statement or certificate furnished by any Seller pursuant to this Agreement or in connection with the Transactions;

     (c) Any breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other document or instrument contemplated by this Agreement or delivered pursuant hereto;

     (d) Any failure by Seller to perform and discharge any of the Excluded Liabilities;

     (e) (i) Any violation by Seller of any Environmental Protection Laws (as amended or supplemented from time to time) prior to the Closing Date, (ii) any liabilities arising under Environmental Protection Laws (as amended or supplemented from time to time) as a result of the conduct of the business of Seller prior to the Closing Date, (iii) any contamination of soil, groundwater or other environmental media by or with any Regulated Substance on, in or under the Real Property or, as a result of the operation of Seller's business, about the Real Property existing prior to the Closing Date; and (iv) any matters described in Section 3.9 or Schedule 3.9, whether or not Seller had knowledge of such matters;

     (f) (i) Any Taxes of Seller or its Affiliates, whether relating to periods before or after the Closing Date, (ii) any Taxes arising in connection with the Transactions, and (iii) any liability of Seller for Taxes of any other Person, as a transferee or successor, by contract or otherwise;

     (g) Any injury to persons, or death, or property damage resulting from, or contributed to, by any products designed, manufactured, sold or leased by Seller, or any services performed, or actions taken, by Seller prior to the Closing Date;

     (h)  Noncompliance with bulk sales laws;

     (i) Any liability to any employee, former employee or beneficiary of any of them arising under the provisions of the Consolidated Omnibus Budget Reconsolidation Act of 1985, as amended, with respect to any qualifying event, as defined in Section 4980B of the Code, occurring through the Closing Date;

     (j) The pending lawsuit filed by H-D Michigan, Inc. et. al. in the United States District Court, District of California, Case No. CV-SACV97-29 LHM (ANX) or any related or similar action, including any action based on similar facts and circumstances (the "Harley-Davidson Lawsuit"); and

     (k) The actions of Seller or its Affiliates, including any such actions relating to the operations of Ultra Bikers.

     SECTION 6.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller in respect of any and all Losses reasonably incurred by Seller, in connection with, or resulting from, each and all of the following:

     (a) Any breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto or in any document or instrument delivered by Seller; or

     (b) Any misrepresentation contained in any written statement or certificate furnished by Buyer pursuant to this Agreement or in connection with the Transactions; or

     (c) Any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other document or instrument contemplated by this Agreement or delivered pursuant hereto.

     SECTION 6.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the party obligated to provide indemnification (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligation hereunder to the extent such failure does not materially prejudiced the indemnifying party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

     SECTION 6.4 DEFENSE OF CLAIMS. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement (including the Harley-Davidson Lawsuit), the indemnifying party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if (a) the indemnifying party acknowledges to the indemnified party in writing, within fifteen (15) days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such claim, (b) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying party, or if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so, the indemnified party may assume the defense of such claim; provided, further, that the indemnified party may not settle such claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld. If the indemnified party assumes the defense of the claim, the indemnifying party shall reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and the indemnifying party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

     SECTION 6.5 INTEREST. Any amount of money owed by an indemnifying party to an indemnified party hereunder shall be paid with interest, at an annual rate equal to the Prime Rate then in effect, from the date that the loss or damage was sustained or cash disbursement made by the indemnified party until such amount is paid by the indemnifying party.

     SECTION 6.6 MANNER OF INDEMNIFICATION.

     (a) All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability or, in the case of indemnification by Seller of Buyer or Bikers Dream, and at Buyer's option, in the form of an offset against the Note.

     (b) In the event that it shall become commercially impractical for Buyer to manufacture motorcycles in substantially the form and at substantially the cost at which motorcycles were manufactured by Seller prior to Closing, as a result of a failure to obtain required licenses or consents or as a result of any disposition, judgment or ruling in the Harley-Davidson Lawsuit, whether permanent, temporary, preliminary, appealable or non-appealable, or otherwise, then, actual damages being difficult or impossible to ascertain, the parties agree that, as liquidated damages, and in addition to any other remedies Buyer or Bikers Dream may have at law or in equity, Seller shall repay any amount previously paid by Bikers Dream, including any amount paid, whether as principal or interest or otherwise, on the Note, and will cancel the Note.


                                   ARTICLE VII

                                  MISCELLANEOUS

     SECTION 7.1 BULK SALES LAW. Buyer waives compliance by Seller with the provisions of any applicable bulk sales law in connection with the transfer of the Subject Assets under this Agreement.

     SECTION 7.2 FEES AND EXPENSES.

     (a) Seller, on the one hand, and Buyer, on the other hand, will bear their own expenses in connection with the negotiation and the consummation of the Transactions contemplated by this Agreement, including, without limitation, any broker's commission or finder's fee incurred by such party.

     (b) Seller will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Subject Assets to Buyer as contemplated by this Agreement, including without limitation, all sales, use, excise, real property and other transfer taxes and charges applicable to such transfer and all costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties, including the transfer and removal of all assets applicable to the limousine business owned by Seller.

     SECTION 7.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

        If to Buyer:                Ultra Acquisition Corp.
                                    1420 Village Way
                                    Santa Ana, California 92705
                                    Attn:  President

        If to Seller                Mull Acres Investments, Inc.
                                    11631 Sterling Avenue
                                    Riverside, California 92503
                                    Attention: Jeff Silver

     SECTION 7.4 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties, except that Buyer may assign its rights hereunder to, and have its obligations hereunder assumed by, a wholly owned subsidiary of Buyer; provided, however, that no such assignment shall release Buyer from its obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     SECTION 7.5 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of California.

     SECTION 7.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     SECTION 7.7 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

     SECTION 7.8 MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

     SECTION 7.9 LIMIT ON INTEREST. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

     SECTION 7.10 ATTORNEYS' FEES AND COSTS. Should any party institute any action or proceeding in any court to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

     SECTION 7.11 FURTHER ASSURANCES. Each party shall execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the Transactions.

     SECTION 7.12 CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT.

     (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated.

     (b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

     SECTION 7.13 ARBITRATION.

     (a) Any controversy, dispute or claim arising under this Agreement shall be settled by arbitration conducted in Orange County, California in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. The parties expressly provide that the provisions of Section 1283.05 of the California Code of Civil Procedure are incorporated into, and made a part of, this Section 7.13. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

     (b) In respect of any action, suit or other proceeding relating to the enforcement of the award rendered by the arbitrator pursuant to this Section 7.13, each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the County of Los Angeles, State of California. EACH PARTY HEREBY WAIVES ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS, OR TO OBJECT TO VENUE TO THE EXTENT THAT ANY ACTION, SUIT OR OTHER PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 7.13.

     SECTION 7.14 CERTAIN DEFINITIONS. As used in this Agreement, in addition to such other terms as are defined from time to time herein, the following terms shall have the meanings indicated below:

     "Affiliate" shall mean, in respect of any specified Person, any other Person, whether or not a separate legal entity, that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship with such other Person, and such meaning shall include without limitation divisions, departments, product lines or products.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Environmental Protection Laws" shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to toxic or hazardous substances or (ii) pollution or protection of the environment or natural resources.

     "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "ERISA Affiliate" of Seller shall mean any other Person that, together with Seller as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

     "IRS" shall mean the Internal Revenue Service.

     "PCBs" shall have the meaning set forth in the definition of "Regulated Substance."

     "Person" shall mean any natural person or any corporation, partnership, joint venture or other entity, whether or not a legal entity.

     "RCRA" shall have the meaning set forth within the definition of "Regulated Substance."

     "Regulated Substance" shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any "pollutant or contaminant" or "hazardous substance" as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos-containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

     "Tax" or "Taxes" shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

     "Transactions" shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

     SECTION 7.15 GUARANTEE. Bikers Dream hereby guarantees the obligations of Buyer pursuant to the Note.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                              BIKERS DREAM, INC.,
                                              a California corporation


                                              By:__________________________
                                                 Name:
                                                 Title:


                                              ULTRA ACQUISITION CORP., a Nevada
                                              corporation


                                              By:__________________________
                                                 Name:
                                                 Title:


                                              MULL ACRES INVESTMENTS, INC., a
                                              California corporation


                                              By:__________________________
                                                 Name:
                                                 Title:

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Dated: February 13, 1997                 BIKERS DREAM, INC.







                                         By: /s/ DONALD J. DUFFY
                                            ------------------------------------
                                             Donald J. Duffy, Co-Chief Executive
                                             Officer and Chief Financial Officer